Exhibit 10.3

EXECUTION

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Agreement”) is made and entered into as of February 7, 2019, by and among Henry Schein, Inc., a Delaware corporation (“Henry Schein”), Covetrus, Inc. (formerly known as HS Spinco, Inc.), Delaware corporation and a direct, wholly owned subsidiary of Henry Schein (“Spinco”), Shareholder Representative Services LLC, a Colorado limited liability company (the “Voyager Stockholders’ Representative”), solely in its capacity as the representative of the holders of capital stock of Voyager (as defined below), and Continental Stock Transfer & Trust Company, a New York corporation (the “Escrow Agent”). Capitalized terms used herein but not otherwise defined herein shall have the meaning given to such terms in the Merger Agreement (as defined below).

WHEREAS, on April 20, 2018, Henry Schein, Spinco, HS Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Spinco (“Merger Sub”), Direct Vet Marketing, Inc., a Delaware corporation (“Voyager”) and the Voyager Stockholders’ Representative, entered into that certain Agreement and Plan of Merger (as it may be amended, the “Merger Agreement”), pursuant to which the parties thereto agreed, subject to the terms and conditions set forth therein, that upon the consummation of certain transactions specified therein, Merger Sub will be merged (the “Merger”) with and into Voyager with Voyager surviving the Merger as a direct, wholly owned subsidiary of Spinco;

WHEREAS, to secure assets for the payment of a post-Closing adjustment and the post-Closing obligation of Voyager Stockholders to indemnify and hold harmless Spinco and its affiliates, in accordance with the Merger Agreement, certain shares of Spinco Common Stock will be issued in book-entry form in the name of the Escrow Agent for the benefit of Spinco and the Voyager Stockholders and held and transferred or distributed by the Escrow Agent as hereinafter provided; and

WHEREAS, the Escrow Agent is willing to administer the escrow under the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1. Appointment.

(a) Henry Schein, Spinco and the Voyager Stockholders’ Representative hereby appoint the Escrow Agent as escrow agent for the purposes set forth herein, and the Escrow Agent hereby accepts such appointment under the terms and conditions set forth herein.

(b) The Escrow Agent shall act only in accordance with the terms and conditions contained in this Agreement and shall have no duties or obligations with respect to the Merger Agreement. During the term of this Agreement, the Escrow Agent shall hold the Escrowed Shares in the Escrow Account and shall not transfer, lend or otherwise subject to any Encumbrance any of the Escrowed Shares except to the extent that they are transferred or distributed in accordance with this Agreement.

2. Deposit of Escrowed Shares.

(a) Pursuant to Section 2.12 of the Merger Agreement, on the Closing Date, Spinco agrees to deposit with the Escrow Agent a number of shares of Spinco Common Stock in book-entry form (the “Escrowed Shares”) equal to 1.84% of the shares of Spinco Common Stock issued and outstanding on a fully diluted basis after giving effect to the Merger, as may be adjusted to account for the treatment of options to purchase shares of Spinco Common Stock using the treasury stock method (the “Initial Escrowed Share Number”). Such number of shares of Spinco Common Stock shall be rounded to the nearest whole number. Until transferred or distributed in accordance with this Agreement, the Escrow Agent shall hold the Escrowed Shares as a book-entry position registered in the name of the Escrow Agent for the benefit of Spinco and the Voyager Stockholders.

(b) Escrowed Shares.

(i) During the term of this Agreement, each Voyager Stockholder shall have the right to exercise any voting rights with respect to the Escrowed Shares attributable to such Voyager Stockholder pursuant to its Escrowed Share Proportion (as defined below) in any matter for which the Escrowed Shares are permitted to vote. The Voyager Stockholders’ Representative shall direct the Escrow Agent in writing as to the exercise of any such voting rights by Voyager Stockholders, and the Escrow Agent shall vote, or cause to be voted, such Escrowed Shares pursuant to any such directions of the Voyager Stockholders’ Representative. Notwithstanding the foregoing, with respect to Escrowed Shares that are subject to options to purchase shares of Spinco Common Stock (“Spinco Options”), which were converted from options to purchase shares of Voyager Capital Stock (“Voyager Options”) at the Effective Time, the Escrow Agent shall not vote any such shares in any matter for which the Escrowed Shares are permitted to vote.

(ii) Any dividends paid with respect to the Escrowed Shares shall be deemed distributed currently to the Voyager Stockholders and deemed recontributed to the Escrow Account and delivered to the Escrow Agent by the Voyager Stockholders, to be held in a bank account and be deposited in one or more interest-bearing accounts to be maintained by the Escrow Agent in the name of the Escrow Agent for the benefit of the Voyager Stockholders, subject to any distributions pursuant to Section 3(e). The parties hereto agree to report any dividends consistently with such treatment for all U.S. federal (and, if applicable, state and local) income tax and information reporting purposes.

(iii) In the event of any stock split, reverse stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or any distribution to holders of Spinco Common Stock other than a regular cash dividend, the Escrowed Shares under Section 2(a) above shall be appropriately adjusted on a pro rata basis without any additional action by the parties hereto.

3. Disposition and Termination.

(a) Subject to Sections 3(b) through (f) below, the Escrow Agent shall administer the Escrowed Shares in accordance with joint written instructions executed and delivered by Henry Schein, Spinco and the Voyager Stockholders’ Representative to the Escrow Agent from time to time (an “Instruction”) directing the Escrow Agent to pay or release the Escrowed Shares, or any portion thereof, as set forth in such Instruction. Henry Schein, Spinco and the Voyager Stockholders’ Representative shall cooperate in all respects with one another to deliver Instructions to the Escrow Agent as promptly as practicable as specified pursuant to this Section 3. Subject to Sections 3(b) through (f) below, the Escrow Agent shall make transfers and distributions of the Escrowed Shares only in accordance with an Instruction.

(b) If, upon the determination of the Final Closing Statement pursuant to Section 3.1(c) of the Merger Agreement, the Adjustment Amount as shown on the Final Closing Statement is negative, Henry Schein, Spinco and the Voyager Stockholders’ Representative shall deliver as promptly as practicable an Instruction to the Escrow Agent instructing the Escrow Agent to transfer or cause to be transferred from the Escrow Account to Spinco a number of shares of Spinco Common Stock equal to (i) the Initial Escrowed Share Number, multiplied by (ii) the quotient of (A) the absolute value of the Adjustment Amount, divided by (B) $100,000,000. As promptly as practicable upon the Escrow Agent’s receipt of such Instruction, the Escrow Agent shall transfer or cause to be transferred such shares of Spinco Common Stock to Spinco in accordance with such Instruction and any such shares of Spinco Common Stock shall thereafter be canceled by Spinco and no longer be outstanding.

(c) Upon any determination that any Spinco Indemnified Person is entitled to an indemnification payment pursuant to Section 9.2 of the Merger Agreement (each, an “Indemnification Payment”), Henry Schein, Spinco and the Voyager Stockholders’ Representative shall deliver as promptly as practicable an Instruction to the Escrow Agent instructing the Escrow Agent to transfer or cause to be transferred from the Escrow Account to Spinco a number of shares of Spinco Common Stock having a value equal to (i) the amount of the Indemnification Payment divided by (ii) the average daily volume-weighted average price of one share of Spinco Common Stock on the NASDAQ Global Select Market (the “Nasdaq”) for each of the twenty (20) consecutive days on which the Nasdaq is open for trading immediately prior to the date of determination of such Indemnification Payment, as reported on the Nasdaq (the “Current Stock Value”). As promptly as practicable upon the Escrow Agent’s receipt of such Instruction, the Escrow Agent shall transfer or cause to be transferred such shares of Spinco Common Stock to Spinco in accordance with such Instruction and any such shares of Spinco Common Stock shall thereafter be canceled by Spinco and no longer be outstanding.

(d) Upon the later to occur of (i) the date of the first (1st) anniversary of the Closing Date and (ii) date on which the final outstanding indemnification claim made pursuant to Section 9.2(a) of the Merger Agreement is resolved, following the release of any Indemnification Payments made by the Escrow Agent to Spinco pursuant to Section 9.2 of the Merger Agreement and Section 3(c) above, Henry Schein, Spinco and the Voyager Stockholders’ Representative shall deliver as promptly as practicable an Instruction to the Escrow Agent instructing the Escrow Agent to transfer or cause to be transferred from the Escrow Account:

(i) to each Voyager Stockholder (A) a number of the Escrowed Shares then remaining in the Escrow Account, if any, subject to the repurchase by Spinco of any fractional shares to which such Voyager Stockholder would otherwise be entitled in accordance with Section 3(f)(ii), in such proportion as is represented by a fraction, (1) the numerator of which is the number of shares of Voyager Capital Stock held by each such Voyager Stockholder as of immediately prior to the Effective Time and (2) the denominator of which is the Voyager Fully Diluted Share Number (such proportion, prior to such repurchase by Spinco of any fractional shares to which such Voyager Stockholder would otherwise be required, the “Escrowed Share Proportion”), and (B) in lieu of any such fractional shares to which such Voyager Stockholder would otherwise be entitled, such Voyager Stockholder’s interest in the Fractional Share Cash Payment (as defined below) in accordance with Section 3(f)(ii). As promptly as practicable upon the Escrow Agent’s receipt of such Instruction and the aggregate Fractional Share Cash Payment pursuant to Section 3(f)(ii), the Escrow Agent shall transfer or cause to be transferred such shares of Spinco Common Stock and pay or cause to be paid such Fractional Share Cash Payment to each Voyager Stockholder, in each case, in accordance with such Instruction.

(ii) to Spinco, with respect to Voyager Options that were converted into Spinco Options at the Effective Time, a number of the Escrowed Shares then remaining in the Escrow Account, if any, in such proportion as is represented by a fraction, (A) the numerator of which is the number of shares of Voyager Capital Stock subject to Voyager Options determined using the treasury stock method as of immediately prior to the Effective Time and (B) the denominator of which is the Voyager Fully Diluted Share Number. As promptly as practicable upon the Escrow Agent’s receipt of such Instruction, the Escrow Agent shall transfer or cause to be transferred such number of shares of Spinco Common Stock to Spinco in accordance with such Instruction and any such shares of Spinco Common Stock shall thereafter be canceled by Spinco and no longer be outstanding.

(e) Upon a transfer or distribution of shares of Spinco Common Stock pursuant to this Section 3, the Escrow Agent shall include with such transfer or distribution an amount of the dividends paid with respect to the Escrowed Shares and delivered in accordance with Section 2(b)(ii), if any, in such proportion as is represented by a fraction, (i) the numerator of which is the number of shares of Spinco Common Stock which would otherwise be transferred or distributed pursuant to this Section 3 and (ii) the denominator of which is the total number of shares of Spinco Common Stock deposited to the Escrow Agent pursuant to Section 2(a).

(f) Fractional Shares.

(i) Any fractional share of Spinco Common Stock that Spinco would otherwise have been entitled to receive pursuant to Section 3(b), 3(c), or 3(d)(ii) shall be rounded to the nearest whole number, which shall be zero or one, and if rounded to one, the Escrow Agent shall transfer or cause to be transferred one share of Spinco Common Stock to Spinco in lieu of such fractional share and such share of Spinco Common Stock shall thereafter be canceled by Spinco and no longer be outstanding.

(ii) Each Voyager Stockholder who would otherwise have been entitled to receive a fractional share of Spinco Common Stock (a “Spinco Fractional Share”) pursuant to Section 3(d)(i) shall be paid, in lieu of any such fractional share, an amount in cash (without interest) equal to (A) such fraction multiplied by (B) the Current Stock Value. As promptly as practicable after the Escrow Agent’s receipt of an Instruction, Spinco shall, as promptly as practicable thereafter, deliver to the Escrow Agent the aggregate amount of cash required to make the payments contemplated by the immediately preceding sentence (the “Fractional Share Cash Payment”) and the Escrow Agent shall concurrently transfer or cause to be transferred to Spinco each Spinco Fractional Share. As promptly as practicable upon the Escrow Agent’s receipt of such Fractional Share Cash Payment from Spinco, the Escrow Agent shall pay or cause to be paid the Fractional Share Cash Payment, along with the whole shares of Spinco Common Stock pursuant to such Voyager Stockholder’s Escrowed Share Proportion, to each applicable Voyager Stockholder in accordance with this Section 3(f)(ii) and in accordance with Section 3(d)(i). Any Spinco Fractional Share transferred to Spinco shall thereafter be canceled by Spinco and no longer be outstanding.

(iii) Notwithstanding anything herein to the contrary, any fractional share of Spinco Common Stock that would otherwise be rounded up to the nearest whole number pursuant to this Section 3(f) and transferred to Spinco pursuant to this Section 3 shall be rounded down if rounding up would result in a number of Escrowed Shares to be transferred to Spinco in excess of the amount of Escrowed Shares then remaining in the Escrow Account.

(g) Upon the delivery of all of the Escrowed Shares by the Escrow Agent in accordance with the terms of this Agreement (including this Section 3), this Agreement shall terminate, subject to the provisions of Section 7.

(h) Notwithstanding anything herein to the contrary, no deposit, transfer, distribution or adjustment of Escrowed Shares shall be made to the extent the effect of such deposit, transfer, distribution or adjustment (or portion thereof) would reasonably be expected to result in the Henry Schein Stockholders owning fifty percent (50%) or less of Spinco Common Stock (as measured for purposes of Section 355(e) of the Internal Revenue Code of 1986, as amended) on or after the Effective Time or otherwise cause a Tax-Free Transaction Failure. It is the intention of the parties hereto that actions taken with respect to the Escrowed Shares not affect the intended tax free treatment of the Spinco Contribution, the Distribution, the Merger and related transactions, and this Agreement shall be interpreted consistently with that intent.

4. Escrow Agent.

(a) The Escrow Agent, Henry Schein, Spinco and the Voyager Stockholders’ Representative shall cooperate in all respects with one another in the calculation of any amounts determined to be transferred or distributed to Spinco and the Voyager Stockholders in accordance with this Agreement and the Merger Agreement and in implementing the procedures necessary to effect such payments.

(b) The Escrow Agent shall have only those duties as are specifically and expressly provided herein, which shall be deemed purely ministerial in nature, and no other duties shall be implied. The Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of, nor have any requirements to comply with, the terms and conditions of any other agreement, instrument or document between Henry Schein, Spinco and the Voyager Stockholders’ Representative and any other person or entity, in connection herewith, if any, including without limitation the Merger Agreement, nor shall the Escrow Agent be required to determine if any person or entity has complied with any such agreements, nor shall any additional obligations of the Escrow Agent be inferred from the terms of such agreements, even though reference thereto may be made in this Agreement. In the event of any conflict between the terms and provisions of this Agreement, those of the Merger Agreement, any schedule or exhibit attached to this Agreement, or any other agreement between Henry Schein, Spinco and the Voyager Stockholders’ Representative and any other person or entity, the terms and conditions of this Agreement shall control. The Escrow Agent may rely upon and shall not be liable for acting or refraining from acting upon any written notice, document, instruction or request furnished to it hereunder and believed by it to be genuine and to have been jointly signed or presented by Henry Schein, Spinco and the Voyager Stockholders’ Representative without inquiry and without requiring substantiating evidence of any kind. The Escrow Agent shall not be liable to Henry Schein, Spinco, the Voyager Stockholders’ Representative, any beneficiary or other person for refraining from acting upon any instruction setting forth, claiming, containing, objecting to, or related to the transfer or distribution of the Escrowed Shares, or any portion thereof, unless such instruction shall have been delivered to the Escrow Agent in accordance with Section 12 below and the Escrow Agent has been able to satisfy any applicable security procedures as may be required hereunder and as set forth in Section 12. The Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document, notice, instruction or request. The Escrow Agent shall have no duty to solicit any payments which may be due to it or the Escrowed Shares nor shall the Escrow Agent have any duty or obligation to confirm or verify the accuracy or correctness of any amounts deposited with it hereunder.

(c) The Escrow Agent shall not be liable for any action taken, suffered or omitted to be taken by it in good faith and reasonably believed by it to be authorized or within the rights or powers conferred upon it by this Agreement except to the extent that a final adjudication of a court of competent jurisdiction determines that the Escrow Agent’s gross negligence, willful misconduct or fraud was the primary cause of any loss to any party hereto, any other beneficiary of this Agreement or any of their respective representatives. The Escrow Agent may execute any of its powers and perform any of its duties hereunder directly or through affiliates or agents. The Escrow Agent may consult with counsel selected and retained by it. The Escrow Agent shall not be liable for any action taken, suffered or omitted to be taken by it in accordance with, or in reliance upon, the opinion of any such counsel, except to the extent that a final adjudication of a court of competent jurisdiction determines that the Escrow Agent’s gross negligence, willful misconduct or fraud was the primary cause of any loss to any party hereto, any other beneficiary of this Agreement or any of their respective representatives. In the event that the Escrow Agent shall be uncertain or believe there is some ambiguity as to its duties or rights hereunder or shall receive joint instructions, claims or demands from Henry Schein, Spinco and the Voyager Stockholders’ Representative which, in its opinion, conflict with any of the provisions of this Agreement, it shall be entitled to refrain from taking any action and its sole obligation shall be to keep safely all property held in escrow until it shall be given a direction in writing which eliminates such ambiguity or uncertainty to the satisfaction of the Escrow Agent or by a final and non-appealable order or judgment of a court of competent jurisdiction and each of Henry Schein, Spinco and the Voyager Stockholders’ Representative agree to pursue any redress or recourse in connection with any dispute without making the Escrow Agent a party to the same.

5. Succession.

(a) The Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving sixty (60) days’ advance notice in writing of such resignation to Henry Schein, Spinco and the Voyager Stockholders’ Representative, provided that such resignation shall not take effect until a successor escrow agent has been appointed in accordance with this Section 5. Henry Schein, Spinco and the Voyager Stockholders’ Representative shall agree upon a successor escrow agent. If Henry Schein, Spinco and the Voyager Stockholders’ Representative have failed to appoint a successor escrow agent prior to the expiration of sixty (60) days following receipt of the notice of resignation, the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief, and any such resulting appointment shall be binding upon all of the parties hereto. The Escrow Agent shall also resign and be discharged from its duties as escrow agent hereunder if so requested in writing at any time by Henry Schein, Spinco and the Voyager Stockholders’ Representative, jointly, provided, however, that such resignation shall become effective only upon acceptance of appointment by a successor escrow agent as provided in this Section 5(a). The Escrow Agent’s sole responsibility after such sixty (60) day notice period expires or upon acceptance of appointment by a successor escrow agent, as applicable, shall be to hold the Escrowed Shares, along with any dividends paid with respect to such Escrowed Shares and delivered in accordance with Section 2(b)(ii) (without any obligation to reinvest such dividends), and to deliver the same to a designated successor escrow agent, if any, or in accordance with the directions of a final order or judgment of a court of competent jurisdiction, at which time of delivery the Escrow Agent’s obligations hereunder shall cease and terminate, subject to the provisions of Section 7 below. Any successor escrow agent shall execute and deliver to the predecessor Escrow Agent and the parties hereto an instrument accepting such appointment and the transfer of the Escrow Shares and any dividends paid thereon and agreeing to the terms of this Agreement.

(b) Any entity into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any entity to which all or substantially all the escrow business may be transferred, shall be the Escrow Agent under this Agreement without further act.

6. Compensation and Reimbursement. The Escrow Agent shall be entitled to compensation for its services under this Agreement as Escrow Agent and for reimbursement for its reasonable out-of-pocket costs and expenses, in the amounts and payable as set forth on Schedule 2. All amounts owing under the foregoing sentence shall be paid by Spinco. The Escrow Agent shall also be entitled to payment of any amounts to which the Escrow Agent is entitled under the indemnification provisions contained herein as set forth in Section 7; provided, however, that such compensation, expenses, disbursements and advances shall not be paid from the Escrowed Shares. The obligations of Spinco set forth in this Section 6 shall survive the resignation, replacement or removal of the Escrow Agent or the termination of this Agreement.

7. Indemnity.

(a) The Escrow Agent shall be indemnified and held harmless by Spinco from and against any reasonable and documented out-of-pocket expenses, including reasonable and documented counsel fees and disbursements, or loss suffered by the Escrow Agent in connection with any action, suit or other proceeding involving any claim which arises out of or relates to this Agreement, the services of the Escrow Agent hereunder, other than expenses or losses arising from the gross negligence, willful misconduct or fraud of the Escrow Agent. Promptly after the receipt by the Escrow Agent of notice of any demand or claim or the commencement of any action, suit or proceeding, the Escrow Agent shall notify Henry Schein, Spinco and the Voyager Stockholders’ Representative in writing. In the event of the receipt of such notice, the Escrow Agent, in its sole discretion, may commence an action in the nature of interpleader in the any state or federal court located in New York County, State of New York.

(b) The Escrow Agent shall not be liable for any action taken by it in good faith and reasonably believed by it to be authorized or within the rights or powers conferred upon it by this Agreement, and may consult with counsel selected and retained by it and shall have full and complete authorization and indemnification, for any action taken or suffered by it hereunder in good faith and in accordance with the opinion of such counsel, except in the case of the Escrow Agent’s gross negligence, willful misconduct or fraud.

(c) This Section 7 shall survive termination of this Agreement or the resignation, replacement or removal of the Escrow Agent for any reason.

8. Patriot Act Disclosure. Section 326 of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”) requires the Escrow Agent to implement reasonable procedures to verify the identity of any person that opens a new account with it. Accordingly, Spinco acknowledges that Section 326 of the USA PATRIOT Act and the Escrow Agent’s identity verification procedures require the Escrow Agent to obtain information which may be used to confirm Spinco’s identity including without limitation name, address and organizational documents (“identifying information”). Spinco agrees to provide the Escrow Agent with such identifying information required as a condition of opening an account with or using any service provided by the Escrow Agent.

9. Withholding. Each of Spinco, the Escrow Agent and the Voyager Stockholders’ Representative shall be entitled to deduct and withhold from any amounts otherwise payable to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code or under any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld and paid over to the appropriate Tax authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the persons with respect to which such deduction and withholding was made.

10. Tax Reporting.

(a) The Escrow Agent will comply with any U.S. tax withholding or backup withholding and reporting requirements that are required by law. The parties hereto agree that, for tax reporting purposes, all dividend and other income from the Escrowed Shares will, as of the end of each calendar year, be reported as having been earned by the relevant Voyager Stockholders, and any taxes and related charges imposed with respect to that income will be borne by the relevant Voyager Stockholders, whether or not such income was disbursed during such calendar year.

(b) The Voyager Stockholders will be treated as the owners of the Escrowed Shares for U.S. federal and state income tax purposes unless and until such time as the Escrowed Shares are cancelled pursuant to this Agreement.

11. Notices. All notices and communications hereunder shall be in writing and except for communications from Henry Schein, Spinco and/or the Voyager Stockholders’ Representative setting forth, claiming, containing, objecting to, or in any way related to the transfer or distribution of the Escrowed Shares, including but not limited to any Instructions (all of which shall be specifically governed by Section 12 below), all notices and communications hereunder shall be deemed to have been duly given and made if in writing and if (i) served by personal delivery upon the party for whom it is intended, (ii) delivered by registered or certified mail, return receipt requested, or by Federal Express or similar overnight courier, or (iii) sent by facsimile or email, provided that the receipt of such facsimile or email is promptly confirmed, by telephone, electronically or otherwise, to the party at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such party:

(a)	if to Henry Schein, to:

Henry Schein, Inc.

135 Duryea Road - Mail Stop E-365

Melville, New York 11747

Attention: General Counsel

Email: walter.siegel@henryschein.com

Facsimile No.: (631) 843-5660

with a copy to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, New York 10006

Attention: Paul J. Shim

                 Kimberly R. Spoerri

Email: pshim@cgsh.com, kspoerri@cgsh.com

Facsimile No.: (212) 225-3999

with a copy to:

Proskauer Rose LLP

Eleven Times Square

New York, New York 10036

Attention: Steven L. Kirshenbaum

                 Michael E. Ellis

Email: skirshenbaum@proskauer.com, mellis@proskauer.com

Facsimile No.: (212) 969-2900

(b)	if to Spinco, prior to the Effective Time, to:

135 Duryea Road - Mail Stop E-365

Melville, New York 11747

Attention: General Counsel

Email: walter.siegel@henryschein.com

Facsimile No.: (631) 843-5660

with a copy to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, New York 10006

Attention: Paul J. Shim

                 Kimberly R. Spoerri

Email: pshim@cgsh.com, kspoerri@cgsh.com

Facsimile No.: (212) 225-3999

with a copy to:

Proskauer Rose LLP

Eleven Times Square

New York, New York 10036

Attention: Steven L. Kirshenbaum

         Michael E. Ellis

Email: skirshenbaum@proskauer.com, mellis@proskauer.com

Facsimile No.: (212) 969-2900

(c)	if to Spinco, following the Effective Time, to:

Covetrus, Inc.

7 Custom House Street, Suite 2

Portland, ME 04101

Attention: General Counsel

Email: voyagerlegal@vetsfirstchoice.com and voyagerlegal@covetrus.com with a copy to:

Morgan, Lewis & Bockius LLP

One Federal Street

Boston, MA 02110-1726

Attention: Mark Stein

Email: mark.stein@morganlewis.com

Facsimile No.: (617) 341-7701

(d)	if to the Voyager Stockholders’ Representative, to:

Shareholder Representative Services LLC

950 17th Street, Suite 1400

Denver, CO 80202

Attention: Managing Director

Email: deals@srsacquiom.com

Facsimile No.: (303) 623-0294

Telephone: (303) 648-4085

(e)	if to the Escrow Agent:

Continental Stock Transfer and Trust

One State Street – 30th Floor

New York, New York 10004

Attention: Isaac Kagan

Email: ikagan@continentalstock.com

Facsimile No: (212) 616-7615

or to such other person or address as any of the parties hereto shall specify by notice in writing to all the other parties hereto.

12. Security Procedures. Notwithstanding anything to the contrary as set forth in Section 11, any joint instructions setting forth, claiming, containing, objecting to, or in any way related to the transfer or distribution, including but not limited to any Instruction required pursuant to Section 3 of this Agreement, may be given to the Escrow Agent only by confirmed facsimile or other electronic transmission (including e-mail) and no Instruction for or related to the transfer or distribution of the Escrowed Shares, or any portion thereof, shall be deemed delivered and effective unless the Escrow Agent actually shall have received such Instruction by facsimile or other electronic transmission (including e-mail) at the number or e-mail address provided to Henry Schein, Spinco and the Voyager Stockholders’ Representative by the Escrow Agent in accordance with Section 11 and as further evidenced by a confirmed transmittal to that number.

(a) In the event joint transfer instructions are so received by the Escrow Agent by facsimile or other electronic transmission (including e-mail), the Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to each of the person or persons designated on Schedule 1 hereto. The persons and telephone numbers for call-backs may be changed only in a writing actually received and acknowledged by the Escrow Agent. If the Escrow Agent is unable to contact each of the authorized representatives identified in Schedule 1, the Escrow Agent is hereby authorized both to receive written instructions from and seek confirmation of such instructions by officers of each of Henry Schein and Spinco and by an authorized representative of the Voyager Stockholders’ Representative (collectively, the “Designated Persons”), as the case may be, which shall include the titles of Chief Executive Officer, General Counsel, Chief Financial Officer, President or Executive Vice President, as the Escrow Agent may select. Such Designated Person shall deliver to the Escrow Agent a fully executed incumbency certificate of its authority to confirm such instructions, and the Escrow Agent may rely upon the confirmation of anyone purporting to be any such officer.

(b) The parties hereto acknowledge that the Escrow Agent is authorized to deliver the Escrowed Shares to the custodian account or recipient jointly designated by Henry Schein, Spinco and the Voyager Stockholders’ Representative in writing.

13. Compliance with Court Orders. In the event that any Escrowed Shares shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the property deposited under this Agreement, the Escrow Agent shall promptly notify Henry Schein, Spinco and the Voyager Stockholders’ Representative and, thereafter, is hereby expressly authorized, in its sole discretion, to obey and comply with all writs, orders or decrees so entered or issued, which it is advised by opinion of legal counsel of its own choosing is binding upon it, and in the event that the Escrow Agent reasonably obeys or complies with any such writ, order or decree it shall not be liable to any of the parties hereto or to any other person, entity, firm or corporation, by reason of such compliance notwithstanding such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

14. Miscellaneous. Except for changes to joint transfer instructions as provided in Section 12, the provisions of this Agreement may be waived, altered, amended or supplemented, in whole or in part, only by a writing signed by the Escrow Agent and each of Henry Schein, Spinco and the Voyager Stockholders’ Representative. Neither this Agreement nor any right or interest hereunder may be assigned in whole or in part by the Escrow Agent or any other party hereto except as provided in Section 5, without the prior consent of the Escrow Agent and each of Henry Schein, Spinco and the Voyager Stockholders’ Representative. This Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. This Agreement shall be governed by and construed under the laws of the State of New York. Each of the other parties hereto and the Escrow Agent irrevocably waives any objection on the grounds of venue, forum non-conveniens or any similar grounds and irrevocably consents to service of process by mail or in any other manner permitted by applicable law and consents to the jurisdiction of any court of the State of New York or United States federal court, in each case, sitting in New York County, New York. To the extent that in any jurisdiction any party may now or hereafter be entitled to claim for itself or its assets, immunity from suit, execution attachment (before or after judgment), or other legal process, such party shall not claim, and it hereby irrevocably waives, such immunity. The parties hereto further hereby waive any right to a trial by jury with respect to any lawsuit or judicial proceeding arising or relating to this Agreement. No party to this Agreement is liable to any other party for losses due to, or if it is unable to perform its obligations under the terms of this Agreement because of, acts of God, fire, war, terrorism, floods, strikes, electrical outages, equipment or transmission failure, or other causes reasonably beyond its control. This Agreement and any joint written instructions from Henry Schein, Spinco and the Voyager Stockholders’ Representative, including the Instructions, may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. All signatures of the parties hereto may be transmitted by facsimile or other electronic transmission (including e-mail), and such facsimile or other electronic transmission (including e-mail) will, for all purposes, be deemed to be the original signature of such party whose signature it reproduces, and will be binding upon such party. If any provision of this Agreement is determined to be prohibited or unenforceable by reason of any applicable law of a jurisdiction, then such provision shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in such jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction. A person who is not a party to this Agreement shall have no right to enforce any term of this Agreement. The parties hereto represent, warrant and covenant that each document, notice, instruction or request provided by such party to the other party shall comply with applicable laws and regulations. Where, however, the conflicting provisions of any such applicable law may be waived, they are hereby irrevocably waived by the parties hereto to the fullest extent permitted by law, to the end that this Agreement shall be enforced as written. Except as expressly provided in Section 7 above, nothing in this Agreement, whether express or implied, shall be construed to give to any person or entity other than the Escrow Agent and Henry Schein, Spinco and the Voyager Stockholders’ Representative, as applicable, any legal or equitable right, remedy, interest or claim under or in respect of this Agreement or the Escrowed Shares escrowed hereunder.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

HENRY SCHEIN, INC.:

By:	/s/ Walter Siegal
Name:	Walter Siegal
Title:	Senior Vice President and General Counsel

Telephone:

HS SPINCO, INC.:

By:	/s/ Walter Siegal
Name:	Walter Siegal
Title:	Director

Telephone:

SHAREHOLDER REPRESENTATIVE SERVICES, LLC,
as Voyager Stockholders’ Representative:

By:	/s/ Kimberley Angilly
Name:	Kimberley Angilly
Title:	Director

Telephone:

CONTINENTAL STOCK TRANSFER
AND TRUST,
as Escrow Agent:

By:	/s/ Isaac Kagan
Name:	Issac Kagan
Title:	Vice President

Telephone:

[Signature Page to Escrow Agreement]